Exhibit 99.1

Press Release

AVIS BUDGET GROUP REPORTS RESULTS

FOR FIRST QUARTER 2008

•	First quarter revenue increased 6%, to a record $1.4 billion.

•	Generated EBITDA of $44 million and pretax loss of $5 million excluding mark-to-market hedge losses.

•	Reported pretax loss of $18 million in seasonally weakest quarter.

•	Projects revenue and earnings growth for 2008 compared to 2007.

Parsippany, N.J., May 6, 2008 – Avis Budget Group, Inc. (NYSE: CAR) today reported results for its first quarter, which ended March 31, 2008. For the first quarter, revenue was $1.4 billion, an increase of 6% versus first quarter 2007, and a pretax loss of $18 million in the Company’s seasonally weakest quarter. Excluding mark-to-market losses on interest rate hedges, EBITDA was $44 million and the Company’s pretax loss was $5 million. We expect the mark-to-market hedge losses to be offset in future quarters by the effects of favorable interest rates.

“The first quarter was very consistent with our expectations at the outset of the year. Industry pricing pressures that began in December continued throughout January and early February, but subsided over the balance of the quarter. Rental volumes were solid, reflecting growth in airport and off-airport transactions, and amounts received upon disposition of our used vehicles were in line with historical norms,” said Avis Budget Group Chairman and Chief Executive Officer Ronald L. Nelson.

“More importantly, we continued to make significant progress in our Performance Excellence process improvement initiative and in our efforts to penetrate additional distribution channels to fuel revenue growth. As a result, we are reiterating our forecast of revenue and earnings growth in 2008,” Mr. Nelson said.

Executive Summary

In the first quarter, our car rental revenues increased 7% year-over-year, driven primarily by a 4% increase in rental days and a 17% increase in ancillary revenues. Time and mileage revenue per day rates for our car rental operations were virtually unchanged versus first quarter 2007 as leisure pricing was challenged, especially in January. Commercial time and mileage rates per day also decreased slightly, although we continued to achieve modest price increases on our commercial contract renewals.

Our car fleet costs increased 7% due to a 3% increase in our fleet to support volume growth, a 2% increase in our per-unit fleet costs and a 2% increase due to foreign exchange movements. Our disposition of risk cars progressed well, and our fleet costs benefited from longer hold periods. Other operating expenses, excluding fleet-related costs, increased to 53.0% of revenue, primarily due to lower Domestic daily rental rates and increased gasoline costs.

Truck rental revenue declined slightly and EBITDA was flat as a 2% increase in rental days and lower fleet costs were offset by price declines versus first quarter 2007. The increase in rental days was driven by increased commercial rentals, while local consumer and one-way rental volumes continued to experience softness as the housing market remained weak. Pricing declined across all sectors of our business, and the reduction in one-way rentals, which typically have a higher daily rate, magnified the decline in average daily rate.

Our first quarter results also included $13 million of vehicle interest expense related to the mark-to-market of certain derivatives which hedge our exposure to interest rates in 2008.

Business Segment Discussion

The following discussion of first quarter operating results focuses on revenue and EBITDA for each of our operating segments. Revenue and EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2008	2007	% change
Revenue	$1,136	$1,084	5%
EBITDA	$15	$50	(70)%

Revenue increased primarily due to a 4% increase in rental days and a 13% increase in ancillary revenues offset by a 2% reduction in time and mileage per day rates. EBITDA declined as volume growth and cost savings were offset by the decline in time and mileage per day rates, higher gasoline expense and an increase in fleet costs year-over-year. EBITDA was negatively impacted in the quarter by $13 million of mark-to-market losses on certain interest-rate hedges.

International Car Rental

(Consisting of the Company’s international Avis and Budget car rental operations)

	2008	2007	% change
Revenue	$230	$191	20%
EBITDA	$30	$24	25%

Revenue increased primarily due to a 13% increase in time and mileage per day rates, increased ancillary revenues and a 4% increase in rental days. Excluding the impact of foreign exchange rate movements, time and mileage per day rates decreased 1%. EBITDA increased year-over-year due to volume growth and cost savings.

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Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2008	2007	% change
Revenue	$78	$83	(6)%
EBITDA	$(10)	$(10)	NM

Revenue decreased primarily due to a 10% decrease in time and mileage per day rates partially offset by a 2% increase in rental day volume. EBITDA was flat as the revenue decline was offset by operating cost-reduction efforts and decreased fleet costs.

Other Items

•

Share Repurchase Program – We announced on January 23 that our Board has authorized a share repurchase program of $50 million. We repurchased 2.9 million shares at an average price of $11.44 per share in the first quarter.

•	Domestic Vehicle Financing Facility – In February, we completed a new $800 million 364-day vehicle-backed funding facility that will accommodate our peak 2008 funding needs.

•

Expedia – In April, we significantly expanded the presence of our Budget brand on expedia.com, the largest online travel booking portal. We expect this relationship will bring considerable incremental transaction volume to us.

•

Carey – Our first quarter results include our equity in the results of Carey International, the leading international provider of chauffeured ground transportation services. These results are included in the Corporate and Other segment and did not have a meaningful impact.

•

Separation Expenses – We incurred less than $1 million of expenses in first quarter 2008 for activities related to our 2006 separation into four independent companies, versus a $6 million credit in first quarter 2007.

Outlook

The Company’s outlook for 2008 is unchanged. We project that domestic enplanements, which are a principal determinant of on-airport rental volumes, will increase modestly in 2008 compared to 2007 amid a relatively weak macroeconomic environment in first half 2008. In addition, the Company expects that its domestic time and mileage revenue per rental day will increase modestly and its domestic rental day volume will increase approximately 3-5% in 2008 compared to 2007. We expect incremental year-over-year revenue growth from where2 GPS rentals and insurance replacement rentals.

Domestic fleet costs are expected to increase approximately 4-6% per vehicle in 2008 compared to 2007. For the 2008 model year, the Company expects the portion of its domestic fleet that is not subject to manufacturer repurchase agreements to be approximately 50%, up from approximately 20% in model year 2007. In addition, the Company has intensified its efforts to reduce costs and enhance productivity through its Performance Excellence and other initiatives and expects the impact of these initiatives to exceed $40 million over the course of 2008.

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Based on these expectations, the Company projects that its revenue, EBITDA and pretax income for full year 2008 will increase compared to 2007 revenue of $6.0 billion, EBITDA of $409 million and pretax income of $198 million, excluding unusual items.

Investor Conference Call

Avis Budget Group will host a conference call to discuss first quarter results on Wednesday, May 7, 2008, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0038, and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on May 7, 2008 until 8:00 p.m. (ET) on May 14 at (203) 369-3846, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to full year 2008, future fleet costs and cost-saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the high level of competition in the vehicle rental industry, greater than expected cost increases for new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, a downturn in airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to interest rates and the Company’s ability to accurately estimate its future results and implement its strategy for growth. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2007 included under headings such as “Forward-Looking

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Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

The Company’s share repurchase program may be suspended, modified or discontinued at any time without prior notice; accordingly, there can be no assurances that any additional repurchases will occur.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts
Media Contact:	Investor Contact:
John Barrows	David Crowther
973-496-7865	973-496-7277

# # #

Tables Follow

5

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	First Quarter
	2008	2007	% Change
Income Statement Items
Net revenues	$1,445	$1,365	6%
Income (loss) before income taxes	(18)	11	*
Income (loss) from continuing operations	(12)	12	*
EPS from continuing operations (diluted)	(0.11)	0.12	*

	As of
	March 31, 2008	December 31, 2007
Balance Sheet Items
Cash and cash equivalents (A)	$219	$214
Vehicles, net	8,924	7,474
Debt under vehicle programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC	6,757	5,366
Corporate debt	1,795	1,797
Stockholders’ equity	1,357	1,465

Segment Results
	First Quarter
	2008	2007	% Change
Net Revenues
Domestic Car Rental	$1,136	$1,084	5%
International Car Rental	230	191	20%
Truck Rental	78	83	(6)%
Corporate and Other	1	7	*

Total Company	$1,445	$1,365	6%

EBITDA (B)
Domestic Car Rental (C)	$15	$50	(70)%
International Car Rental	30	24	25%
Truck Rental	(10)	(10)	*
Corporate and Other (D)	(4)	4	*

Total Company	$31	$68	*

Reconciliation of EBITDA to Pretax Income (Loss)
Total Company EBITDA	$31	$68
Less: Non-vehicle related depreciation and amortization	19	24
Interest expense related to corporate debt, net	30	33

Income (loss) before income taxes	$(18)	$11	*

*	Not meaningful.
(A)	The balance at March 31, 2008 and December 31, 2007 includes $4 million and $24 million, respectively, of cash which will be utilized to pay separation costs or will be distributed to Realogy and Wyndham.
(B)	See Table 5 for a description of EBITDA.
(C)	First quarter 2008 includes $13 million of unrealized losses recorded on our mark-to-market hedges. For first quarter 2007, these losses were insignificant.
(D)	During first quarter 2007, Corporate and Other includes separation-related credits of $8 million.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	First Quarter
	2008	2007
Revenues
Vehicle rental	$1,118	$1,077
Other	327	288

Net revenues	1,445	1,365

Expenses
Operating	778	711
Vehicle depreciation and lease charges, net	383	362
Selling, general and administrative	167	159
Vehicle interest, net	86	71
Non-vehicle related depreciation and amortization	19	24
Interest expense related to corporate debt, net	30	33
Separation costs, net (A)	—	(6)

Total expenses	1,463	1,354

Income (loss) before income taxes	(18)	11
Benefit from income taxes	(6)	(1)

Income (loss) from continuing operations	(12)	12
Gain on disposal of discontinued operations, net of tax (B)	—	1

Net income (loss)	$(12)	$13

Earnings (loss) per share
Basic
Income (loss) from continuing operations	$(0.11)	$0.12
Gain on disposal of discontinued operations	—	0.01

Net income (loss)	$(0.11)	$0.13

Diluted
Income (loss) from continuing operations	$(0.11)	$0.12
Gain on disposal of discontinued operations	—	—

Net income (loss)	$(0.11)	$0.12

Weighted average shares outstanding
Basic	102.8	101.6
Diluted	102.8	103.0

(A)	Represents costs we incurred in connection with the execution of the plan to separate Cendant into four independent companies. During first quarter 2007, we incurred net separation costs (credits) of $(8) million and $2 million within Corporate and Other and Domestic Car Rental, respectively.
(B)	Represents purchase price adjustments related to the sale of Travelport, which was disposed of on August 23, 2006.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	First Quarter
	2008	2007	% Change
CAR RENTAL
Domestic Car Rental Segment
Rental Days (000’s)	22,544	21,598	4%
Time and Mileage Revenue per Day	$39.60	$40.27	(2)%
Average Rental Fleet	333,930	323,581	3%

International Car Rental Segment
Rental Days (000’s)	3,511	3,391	4%
Time and Mileage Revenue per Day	$46.66	$41.31	13%
Average Rental Fleet	54,348	52,384	4%

Total Car Rental
Rental Days (000’s)	26,055	24,989	4%
Time and Mileage Revenue per Day	$40.55	$40.41	0%
Average Rental Fleet	388,278	375,965	3%

TRUCK RENTAL SEGMENT
Rental Days (000’s)	862	842	2%
Time and Mileage Revenue per Day	$71.85	$79.51	(10)%
Average Rental Fleet	29,113	28,103	4%

Rental days and time and mileage revenue per day are calculated based on the actual usage of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Three months ended March 31, 2008
Operating Activities
Net cash provided by operating activities exclusive of vehicle programs	$17
Net cash provided by operating activities of vehicle programs	378

Net cash provided by operating activities	395

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(59)
Net cash used in investing activities of vehicle programs	(1,920)

Net cash used in investing activities	(1,979)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(35)
Net cash provided by financing activities of vehicle programs	1,624

Net cash provided by financing activities	1,589

Net increase in cash and cash equivalents	5
Cash and cash equivalents, beginning of period	214

Cash and cash equivalents, end of period	$219

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Three months ended March 31, 2008
Pretax loss	$(18)
Addback of non-cash, non-vehicle related depreciation and amortization	19
Working capital and other (B)	31
Capital expenditures	(23)
Tax payments, net of refunds (C)	(6)
Vehicle programs and (gain) loss on vehicle sales	78

Free Cash Flow	81

Payments for acquisitions, net of cash acquired (D)	(30)
Repurchases of common stock	(33)
Payments on borrowings	(2)
Investments and other	(11)

Net increase in cash and cash equivalents (per above)	$5

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Working capital and other includes net separation-related outflows of $11 million.
(C)	Tax payments, net of refunds excludes $1 million in net refunds benefiting Realogy and Wyndham per the Separation and Distribution Agreement.
(D)	Payments for acquisitions, net of cash acquired includes fleet purchases of $3 million.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Three months ended March 31, 2008
Free Cash Flow (per above)	81
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	1,920
Financing activities of vehicle programs	(1,624)
Capital expenditures	23
Proceeds received on asset sales	(5)
Purchase of GPS navigational units	1
Change in restricted cash	(1)

Net Cash Provided by Operating Activities (per above)	$395

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

EBITDA

The accompanying press release presents EBITDA, which represents income (loss) from continuing operations before non-vehicle related depreciation and amortization, any goodwill impairment charge, non-vehicle related interest (other than intercompany interest related to tax benefits and working capital advances) and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

EBITDA excluding mark-to-market hedge losses

The accompanying press release presents EBITDA, excluding unrealized losses on our mark-to-market hedges for first quarter 2008, which amounted to $13 million. Losses on our mark-to-market hedges in first quarter 2007 were insignificant. We believe that EBITDA, excluding unrealized losses on mark-to-market hedges is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Although these losses are part of the results of operations of our core businesses at March 31, 2008, management believes excluding such losses presents our first quarter 2008 loss before income taxes on a more comparable basis to the corresponding period in 2007.

Income before income taxes, excluding mark-to-market hedge losses

The accompanying press release presents income (loss) before income taxes, excluding unrealized losses on our mark-to-market hedges for first quarter 2008, which amounted to $13 million. Losses on our mark-to-market hedges in first quarter 2007 were insignificant. We believe that income before income taxes, excluding losses on mark-to-market hedges is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Although these losses are part of the results of operations of our core businesses at March 31, 2008, management believes excluding such losses presents our first quarter 2008 loss before income taxes on a more comparable basis to the corresponding period in 2007.

EBITDA excluding separation-related expenses

The accompanying press release presents EBITDA for the year ended December 31, 2007 excluding separation-related expenses (credits). Separation expenses (credits) were costs incurred in connection with the execution of the plan to separate Cendant Corporation (as we were formerly known) into four independent companies. The year ended December 31, 2007 amount includes a $14 million credit resulting from the recognition of receivables from Realogy and Wyndham for tax-related liabilities we recorded on January 1, 2007 in connection with the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. We believe that EBITDA excluding separation-related expenses is useful as a supplemental measure in evaluating the aggregate performance of the Company. We exclude separation-related expenses (credits) as such items are not representative of the results of operations of our core businesses at December 31, 2007.

Reconciliation of Avis Budget Group, Inc. EBITDA excluding separation-related costs, net to net loss:

Year Ended December 31, 2007
Avis Budget Group, Inc. EBITDA excluding separation-related expenses	$409

Less: Separation-related costs, net	(5)
Non-vehicle related depreciation and amortization	84
Interest expense related to corporate debt, net	127
Goodwill impairment	1,195

Avis Budget Group, Inc. loss before income taxes	(992)
Benefit from income taxes	(45)

Loss from continuing operations	(947)
Loss from discontinued operations, net of tax	(2)
Gain on disposal of discontinued operations, net of tax	33

Net loss	$(916)

Income before income taxes, excluding separation-related costs, net and goodwill impairment

The accompanying press release presents income before income taxes, excluding separation expenses (credits) and the goodwill impairment. Separation expenses (credits) were costs incurred in connection with the separation of Cendant Corporation (as we were formerly known) into four independent companies. The year ended December 31, 2007 separation expense, net amount includes a $14 million credit resulting from the recognition of receivables from Realogy and Wyndham for tax-related liabilities we recorded on January 1, 2007 in connection with the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. We recorded a charge of $1,195 million for the impairment of goodwill during the fourth quarter 2007, primarily reflecting the decline in the market value of our common stock compared to its book value.

We believe that income before income taxes, excluding separation-related expenses (credits) and the goodwill impairment is useful as a supplemental measure in evaluating the aggregate performance of the Company. We exclude the separation-related expenses and goodwill impairment charge as such items are not representative of the results of operations of our business at December 31, 2007.

Reconciliation of Avis Budget Group, Inc. income before income taxes, excluding separation-related costs, net and goodwill impairment to net loss:

Year Ended December 31, 2007
Avis Budget Group, Inc. income before income taxes, excluding separation-related expenses and goodwill impairment	$198

Less: Separation-related costs, net	(5)
Goodwill impairment	1,195

Avis Budget Group, Inc. loss before income taxes	(992)
Benefit from income taxes	(45)

Loss from continuing operations	(947)
Loss from discontinued operations, net of tax	(2)
Gain on disposal of discontinued operations, net of tax	33

Net loss	$(916)

Debt under vehicle rental programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC

Table 1 of the accompanying press release presents debt under vehicle programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC, which is a related party entity. We present debt under vehicle programs, net of our investment as we made a decision to invest funds from vehicle sales into Avis Budget Rental Car Funding (AESOP) LLC as equity rather than a repayment of debt during the first quarter 2008 and we believe that this presentation presents our debt due to third party lenders within our debt under vehicle programs as of March 31, 2008 on a more comparable basis to the corresponding period in 2007.

Reconciliation of debt under vehicle rental programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC to debt under vehicle programs:

	As of
	March 31, 2008	December 31, 2007
Debt under vehicle programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC	$6,757	$5,366
Investment in Avis Budget Rental Car Funding (AESOP) LLC	479	230

Debt under vehicle programs	7,236	5,596

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures and GPS navigational units, (ii) the investing and financing activities of our vehicle programs, (iii) asset sales and (iv) the change in restricted cash. We believe that Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 4, which accompanies this press release.